EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-279864 on Form S-3 and Registration Statement Nos. 333-192501, 333-218827 and 333-266625 on Form S-8 of our reports dated March 9, 2026, relating to the consolidated financial statements and financial statement schedule of Tiptree Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

New York, New York

March 9, 2026